EXHIBIT 10(27)

2002 PLAN FOR THE ANNUAL GRANT OF STOCK OPTIONS
TO INDEPENDENT DIRECTORS OF AZZ INCORPORATED

On July 9, 2002, the board of directors of AZZ incorporated put into effect a plan for the annual grant of stock options to independent directors as part of their compensation for serving as directors. Each director was granted options to purchase 2,000 shares of the Company’s common stock at the current price of $15.40 per share, such options to have a term of ten years. The Compensation Committee was given authority to make annual grants to the independent directors covering such number of shares and subject to such terms and provisions as may be appropriate under the then existing circumstances, such options to be granted as of March 1 of each year beginning March 1, 2003. The options are to be issued under the Company’s 2001 Long-Term Incentive Plan which was approved by the Company’s shareholders at the 2001 annual shareholders meeting. Under the Company’s arrangement with Mr. L.C. Martin for his services as Chairman of the Board, he receives two times the number of stock options granted to independent directors, and he therefore received options to acquire 4,000 shares of Company stock as a result of the Board action on July 9, 2002.